EXHIBIT 4(A)

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER ARE TRANSFERABLE PURSUANT TO
ARTICLE 4 OF THIS WARRANT.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE AND/OR CONVERSION OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES.

                      WARRANT TO PURCHASE COMMON STOCK
                                     OF
                       FARMSTEAD TELEPHONE GROUP, INC.

Number of Shares:                      250,000 Shares
Class of Stock:                        Common Stock
Exercise Price:                        $1.10 per share (see below)
Issue Date:                            March 1st, 2005
                                       (Date of Execution and Delivery)
Expiration Date:                       Forty-five (45) days after March 1, 2010

      THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, Nevelle (Vel) Johnson (the "Holder") is entitled to purchase two hundred and fifty thousand (250,000) fully paid and nonassessable shares (the "Shares") of the Common Stock, par value $0.01 per share, of Farmstead Telephone Group, Inc. (the "Company") at the Exercise Price (as defined below) per share all as set forth herein, subject to the provisions and upon the terms and conditions set forth in this Warrant. For purposes of this Warrant, the "Exercise Price" per Share shall be the closing price of the Company's Common Stock on the date of issuance of this Warrant.

      ARTICLE 1. EXERCISE

      1.1. Term/Method of Exercise. The Holder's rights hereunder are fully vested and non-forfeitable. This warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the Treasurer of the Company at the principal office of the Company. The Notice of Exercise shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Warrant shall be deemed to be exercised upon receipt by the Company of such fully executed Notice of Exercise accompanied by the aggregate Exercise Price.

      1.2. No Rights of Shareholder until Exercise. This Warrant does not entitle Holder to any voting rights as a shareholder of the Company prior to the exercise hereof. This Warrant shall be deemed to have been exercised immediately as of the time of its surrender for exercise as provided above, and the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of such date and time.

      1.3. Delivery of Certificate and New Warrant. Promptly after Holder exercises this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new Warrant representing the Shares not so acquired shall be delivered to the Holder.

      1.4. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

      1.5. Dividends, Splits, Combinations. If the Company declares or pays a dividend on the Company's outstanding Common Stock payable in Common Stock or other securities of the Company or subdivides or combines the Company's outstanding Common Stock, then upon exercise or conversion of this Warrant, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Common Stock of record as of the date the dividend, subdivision or combination occurred.

      1.6. Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant (other than Sale of the Company, a merger, consolidation or reorganization described in Section 1.7 below, or a dividend, split, or combination described in Section 1.5 above), Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Warrant Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. The Exercise Price shall be adjusted accordingly. The Company shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 1 including, without limitation, appropriate adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant.

      1.7. Assumption of Warrant. Upon the closing of any merger, consolidation, reorganization or other similar event that does not, by its terms, constitute a "Change of Control" as defined in Section 5.1 of the Employment Agreement of even date between the Company and the Undersigned, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities or property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for such merger, consolidation, reorganization or other event and subsequent closing thereof. The Exercise Price shall be adjusted accordingly. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 1.7 including, without limitation, appropriate adjustments to the Warrant Price and to the number of securities or property issuable upon exercise or conversion of the new Warrant.

      1.8. Adjustments of Warrant Price. If the Company's outstanding Common Stock is combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased. If the Company's outstanding Common Stock are divided by reclassification or otherwise, into a greater number of shares, the Exercise Price shall be proportionately decreased.

ARTICLE 2.  NOTICE OF CERTAIN EVENTS.
            ------------------------

      If the Company proposed at any time (a) to declare any dividend or distribution upon the Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of the Common Stock; or (c) to enter into any merger, consolidation or other reorganization, or to effect a Sale of the Company, or to sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least twenty (20) days prior written notice of the date on which a record will be taken for such dividend, distribution or for determining rights to vote, if any, in respect of the matters referred to in (b) above or (2) in the case of the matters referred to in (c) above at least twenty
(20) days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY

      3.1. Representations and Warranties. The Company hereby represents and warrants to the Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall at all times reserve a sufficient number of shares of Common Stock for issuance upon Holder's exercise of its rights hereunder and conversion of the Shares.

ARTICLE 4.  TRANSFER OF WARRANT OR UNDERLYING SECURITIES

      4.1. Warrant and Shares Not Registered Securities. Neither the Warrant nor the Shares are registered under the Act or applicable state securities laws. Holder understands that the certificate evidencing the Shares will be imprinted with any legend required under applicable state securities laws unless such Shares are registered at the time Holder elects to exercise this Warrant. (The Corporation shall seek such authority as may lawfully be required to offer and sell the shares covered by this Warrant in each jurisdiction in which the Holder resides.)

      4.2. Transfer of Warrant and Shares. This Warrant and the underlying Shares are freely transferable. Holder agrees to sell or transfer his Warrant or Shares by providing the Company with an instrument of transfer and an opinion of legal counsel reasonably satisfactory to the Company, that such sale/transfer is in compliance with or exempt from the registration and prospectus requirements of the Act and any applicable state securities laws.

ARTICLE 5.  GENERAL PROVISIONS.

      5.1. Notices. Unless otherwise provided herein, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iii) five (5) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified at the address indicated for such party on Exhibit A.

      5.2. Governing Law. This Warrant shall be governed by and construed under the internal laws of the State of Delaware for all purposes and all respects, without regard to the conflicts of laws provisions thereof.

      5.3. Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

      5.4. Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

      5.5. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

      5.6. Entire Agreement. This Warrant and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Warrant, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

      5.7. Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or terminated is sought.

                                  FARMSTEAD TELEPHONE GROUP, INC


                                  By: /s/ Jean-Marc Stiegemeier
                                      --------------------------------------
                                      Jean-Marc Stiegemeier, Chief Executive
                                      Officer Date: March 1st, 2005

ACCEPTED AND AGREED:


/s/ Nevelle Johnson
-------------------
Nevelle (Vel) Johnson                  __________________________________

Date: March 1st, 2005                                 Witness

                                  EXHIBIT A


ADDRESS OF HOLDER:



ADDRESS OF COMPANY:

FARMSTEAD TELEPHONE GROUP, INC.
22 PRESTIGE PARK CIRCLE
EAST HARTFORD, CT 06108

ATTENTION:  TREASURER

MAIN: 860-610-6000
TOLL FREE: 888-610-6020
FAX: 860-610-6001


WITH A COPY TO:

APPENDIX 1


                             NOTICE OF EXERCISE
                             ------------------


      1. The undersigned hereby elects to purchase _____shares of the Common Stock of Farmstead Telephone Group, Inc. pursuant to the terms of the attached Warrant, and the tenders herewith payment of the purchase price of such shares in the full amount of $_______.

      2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

                        _____________________________

                        _____________________________

                        _____________________________

      3. The undersigned represents he is acquiring the Shares solely for his own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws and the attached Warrant.


                                                    _______________________
                                                    (Signature)


                                                    _______________________
                                                    Date